Exhibit 7

Supplementary Oil and Gas Information

(unaudited)

The supplemental data on the Company’s oil and gas activities on pages 60 to 63 was prepared in accordance with the FASB’s SFAS No. 69: Disclosures About Oil and Gas Producing Activities. Activities not directly associated with conventional crude oil and natural gas production, including synthetic oil operations, are excluded from all aspects of this supplementary oil and gas information.

RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

Years ended December 31 (millions of Canadian dollars)		North America	North Sea	Southeast Asia(1)	Sudan	Algeria	Trinidad	Other	Total
2002	Net oil and gas revenue derived from proved reserves(2)	1,634	1,914	356	500	—	—	—	4,404
	Less: Production costs	339	588	86	84	—	—	—	1,097
	Exploration and dry hole expense	194	29	23	19	5	46	43	359
	Depreciation, depletion and amortization	583	701	87	92	—	—	—	1,463
	Tax expense (recovery)	205	430	75	85	(2)	(22)	(18)	753
	Results of operations	313	166	85	220	(3)	(24)	(25)	732
2001	Net oil and gas revenue derived from proved reserves(2)	1,744	1,584	350	389	—	—	—	4,067
	Less: Production costs	323	467	70	66	—	—	—	926
	Exploration and dry hole expense	123	51	16	27	7	15	21	260
	Depreciation, depletion and amortization	549	558	93	77	—	—	—	1,277
	Tax expense (recovery)	273	247	95	52	(3)	(6)	(9)	649
	Results of operations	476	261	76	167	(4)	(9)	(12)	955
2000	Net oil and gas revenue derived from proved reserves(2)	1,527	1,671	403	337	—	—	—	3,938
	Less: Production costs	256	435	55	64	—	—	—	810
	Exploration and dry hole expense	83	28	24	11	17	4	10	177
	Depreciation, depletion and amortization	462	512	83	80	—	—	—	1,137
	Tax expense (recovery)	336	302	126	56	(7)	(2)	(5)	806
	Results of operations	390	394	115	126	(10)	(2)	(5)	1,008

(1) Includes operations in Indonesia and Malaysia/Vietnam.
(2) Net oil and gas revenue derived from proved reserves is net of applicable royalties.

CAPITALIZED COSTS RELATED TO OIL AND GAS ACTIVITIES

Years ended December 31 (millions of Canadian dollars)		North America	North Sea	Southeast Asia(1)	Sudan	Algeria	Trinidad	Other	Total
2002	Proved properties	6,939	5,592	1,422	986	217	45	—	15,201
	Unproved properties	214	14	156	36	29	9	—	458
	Incomplete wells and facilities	33	66	22	17	—	—	—	138
		7,186	5,672	1,600	1,039	246	54	—	15,797
	Less: accumulated depreciation, depletion and amortization	2,339	2,774	509	271	—	—	—	5,893
	Net capitalized costs	4,847	2,898	1,091	768	246	54	—	9,904
2001	Proved properties	6,183	4,454	1,092	889	26	—	—	12,644
	Unproved properties	408	284	195	30	94	17	—	1,028
	Incomplete wells and facilities	24	37	56	22	23	6	—	168
		6,615	4,775	1,343	941	143	23	—	13,840
	Less: accumulated depreciation, depletion and amortization	1,926	1,965	419	178	—	—	—	4,488
	Net capitalized costs	4,689	2,810	924	763	143	23	—	9,352
2000	Proved properties	4,783	3,728	759	770	7	—	—	10,047
	Unproved properties	363	227	42	12	76	7	4	731
	Incomplete wells and facilities	12	5	2	27	—	—	—	46
		5,158	3,960	803	809	83	7	4	10,824
	Less: accumulated depreciation, depletion and amortization	1,515	1,476	321	95	—	—	—	3,407
	Net capitalized costs	3,643	2,484	482	714	83	7	4	7,417

(1) Includes operations in Indonesia and Malaysia/Vietnam.

COSTS INCURRED IN OIL AND GAS ACTIVITIES

Years ended December 31 (millions of Canadian dollars)		North America	North Sea	Southeast Asia(1)	Sudan	Algeria	Trinidad	Other	Total
2002	Property acquisition costs
	Proved	174	88	—	—	—	—	—	262
	Unproved	50	13	—	—	—	9	—	72
	Exploration costs	271	134	36	27	3	54	43	568
	Development costs	478	297	233	71	103	14	—	1,196
	Total costs incurred	973	532	269	98	106	77	43	2,098
2001	Property acquisition costs
	Proved	828	213	129	—	—	—	—	1,170
	Unproved	240	19	245	—	—	—	—	504
	Exploration costs	251	106	31	42	22	31	21	504
	Development costs	553	527	110	75	41	—	—	1,306
	Total costs incurred	1,872	865	515	117	63	31	21	3,484
2000	Property acquisition costs
	Proved	197	70	—	—	—	—	—	267
	Unproved	69	181	—	—	—	—	—	250
	Exploration costs	184	46	30	33	29	7	10	339
	Development costs	426	257	39	37	5	—	—	764
	Total costs incurred	876	554	69	70	34	7	10	1,620

(1) Includes operations in Indonesia and Malaysia/Vietnam.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED RESERVES

Future net cash flows were calculated by applying the respective year-end prices to the Company’s estimated future production of proved reserves and deducting estimates of future development and production costs and income taxes. Future development and production costs have been estimated based on the assumed continuation of cost levels and economic conditions existing at each year end. Similarly, future income taxes have been estimated based on statutory tax rates enacted at year end. The present values of the estimated future cash flows were determined by applying a 10% discount rate prescribed by the FASB.

In order to increase the comparability between companies, the standardized measure of discounted future net cash flows necessarily employs uniform assumptions that do not necessarily reflect management’s best estimate of future events and anticipated outcomes. Accordingly, the Company does not believe that the standardized measure of discounted future net cash flows will be representative of actual future net cash flows and should not be considered to represent the fair market value of the oil and gas properties. Actual future net cash flows will differ significantly from those estimated due to, but not limited to, the following:

•	production rates will differ from those estimated both in terms of timing and amount. For example, future production may include significant additional volumes from unproved reserves;
•	future prices and economic conditions will differ from those at year end. For example, changes in prices increased the discounted future net cash flows by $9.7 billion in 2002;
•	future production and development costs will be determined by future events and will differ from those at year end; and
•	estimated income taxes will differ in terms of amounts and timing dependent on the above factors, changes in enacted rates and the impact of future expenditures on unproved properties.

The standardized measure of discounted future net cash flows was prepared using the following prices:

		2002	2001	2000
Crude oil and liquids ($/bbl)	North America	42.07	22.48	30.33
	North Sea	46.84	29.61	33.14
	Southeast Asia(1)	49.22	30.10	33.61
	Sudan	44.09	23.89	27.59
	Algeria	48.37	29.20	33.29
	Trinidad	45.72	—	—
		45.13	26.34	31.04
Natural Gas ($/mcf)	North America	6.06	3.49	13.61
	North Sea	5.59	4.97	5.19
	Southeast Asia(1)	4.94	2.54	3.80
	Trinidad	1.26	—	—
		5.43	3.25	10.57

(1) Includes operations in Indonesia and Malaysia/Vietnam.

DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED RESERVES

As at December 31 (millions of Canadian dollars)		North America	North Sea	Southeast Asia(1)	Sudan	Algeria	Trinidad	Total
2002	Future cash inflows(2)	19,639	13,160	6,627	4,090	675	1,143	45,334
	Future costs
	Production	(4,325)	(5,577)	(1,040)	(999)	(230)	(157)	(12,328)
	Development and site restoration	(995)	(1,873)	(709)	(313)	(64)	(368)	(4,322)
	Future net inflows before income taxes	14,319	5,710	4,878	2,778	381	618	28,684
	Future income and production revenue taxes	(5,654)	(2,597)	(2,011)	(744)	(31)	(370)	(11,407)
	Future net cash flows	8,665	3,113	2,867	2,034	350	248	17,277
	10% discount factor	(3,913)	(554)	(1,387)	(655)	(97)	(161)	(6,767)
	Discounted future net cash flows	4,752	2,559	1,480	1,379	253	87	10,510
2001	Future cash inflows(2)	11,376	9,347	4,026	2,924	493	—	28,166
	Future costs
	Production	(3,449)	(4,253)	(875)	(991)	(155)	—	(9,723)
	Development and site restoration	(567)	(1,616)	(850)	(217)	(71)	—	(3,321)
	Future net inflows before income taxes	7,360	3,478	2,301	1,716	267	—	15,122
	Future income and production revenue taxes	(2,509)	(1,284)	(929)	(361)	(26)	—	(5,109)
	Future net cash flows	4,851	2,194	1,372	1,355	241	—	10,013
	10% discount factor	(1,797)	(292)	(804)	(478)	(121)	—	(3,492)
	Discounted future net cash flows	3,054	1,902	568	877	120	—	6,521
2000	Future cash inflows(2)	28,716	9,448	2,640	2,726	408	—	43,938
	Future costs
	Production	(2,711)	(3,423)	(485)	(724)	(62)	—	(7,405)
	Development and site restoration	(292)	(1,403)	(160)	(218)	(46)	—	(2,119)
	Future net inflows before income taxes	25,713	4,622	1,995	1,784	300	—	34,414
	Future income and production revenue taxes	(10,663)	(2,108)	(852)	(362)	(80)	—	(14,065)
	Future net cash flows	15,050	2,514	1,143	1,422	220	—	20,349
	10% discount factor	(6,136)	(481)	(507)	(515)	(118)	—	(7,757)
	Discounted future net cash flows	8,914	2,033	636	907	102	—	12,592

(1) Includes operations in Indonesia and Malaysia/Vietnam.
(2) Future cash inflows are revenues net of royalties.

PRINCIPAL SOURCES OF CHANGES IN DISCOUNTED CASH FLOWS

Years ended December 31 (millions of Canadian dollars)	2002	2001	2000
Sales of oil and gas produced, net of production costs	(3,307)	(3,141)	(3,128)
Net change in prices	9,709	(11,795)	8,957
Net change in production costs	(1,990)	(692)	(505)
Net change in future development and site restoration costs	(637)	(128)	(206)
Development costs incurred during the year	764	375	400
Extensions, discoveries and improved recovery	1,863	1,542	2,809
Revisions of previous reserve estimates	37	216	596
Net purchases and sales of reserves in place	17	550	135
Accretion of discount	972	2,110	1,057
Net change in taxes	(3,342)	4,726	(4,330)
Other	(97)	166	(269)
Net change	3,989	(6,071)	5,516
Balance, beginning of year	6,521	12,592	7,076
Balance, end of year	10,510	6,521	12,592

CONTINUITY OF PROVED NET RESERVES(1)

	North America(2)	North Sea	Southeast Asia	Sudan	Algeria	Trinidad	Total
CRUDE OIL AND LIQUIDS (mmbbls)
TOTAL PROVED
Proved reserves at December 31, 1999	157.4	187.2	20.0	92.4	6.8	—	463.8
Discoveries, additions and extensions	20.2	20.2	4.1	8.6	5.0	—	58.1
Purchase of reserves	1.4	54.8	—	—	—	—	56.2
Sale of reserves	(1.7)	(0.1)	—	—	—	—	(1.8)
Net revisions and transfers	8.0	10.6	(1.0)	2.4	0.4	—	20.4
2000 Production	(19.4)	(38.9)	(5.2)	(11.0)	—	—	(74.5)
Proved reserves at December 31, 2000	165.9	233.8	17.9	92.4	12.2	—	522.2
Discoveries, additions and extensions	17.9	53.9	15.3	22.5	7.1	—	116.7
Purchase of reserves	8.1	16.2	10.6	—	—	—	34.9
Sale of reserves	(2.9)	(4.8)	—	—	—	—	(7.7)
Net revisions and transfers	4.7	(0.5)	1.1	13.3	(2.4)	—	16.2
2001 Production	(17.9)	(38.4)	(5.3)	(11.9)	—	—	(73.5)
Proved reserves at December 31, 2001	175.8	260.2	39.6	116.3	16.9	—	608.8
Discoveries, additions and extensions	10.6	13.5	5.8	19.0	1.3	18.9	69.1
Purchase of reserves	1.1	7.5	—	—	—	—	8.6
Sale of reserves	(3.7)	(2.8)	—	—	—	—	(6.5)
Net revisions and transfers	(2.5)	13.9	(4.2)	(27.7)	(4.3)	—	(24.8)
2002 Production	(17.2)	(44.7)	(5.1)	(13.3)	—	—	(80.3)
Proved reserves at December 31, 2002	164.1	247.6	36.1	94.3	13.9	18.9	574.9
PROVED DEVELOPED
December 31, 1999	151.9	150.7	17.3	92.4	—	—	412.3
December 31, 2000	160.9	173.3	15.2	77.4	—	—	426.8
December 31, 2001	168.6	203.8	13.3	89.6	—	—	475.3
December 31, 2002	157.2	210.8	11.9	84.1	2.4	—	466.4
NATURAL GAS (bcf)
TOTAL PROVED
Proved reserves at December 31, 1999	1,724.4	351.6	536.6	—	—	—	2,612.6
Discoveries, additions and extensions	264.4	10.6	89.0	—	—	—	364.0
Purchase of reserves	27.2	—	—	—	—	—	27.2
Sale of reserves	(53.1)	(19.7)	—	—	—	—	(72.8)
Net revisions and transfers	14.5	(27.5)	(56.9)	—	—	—	(69.9)
2000 Production	(220.3)	(42.4)	(28.5)	—	—	—	(291.2)
Proved reserves at December 31, 2000	1,757.1	272.6	540.2	—	—	—	2,569.9
Discoveries, additions and extensions	293.8	13.7	455.2	—	—	—	762.7
Purchase of reserves	293.6	22.8	125.7	—	—	—	442.1
Sale of reserves	(44.7)	(1.5)	—	—	—	—	(46.2)
Net revisions and transfers	(24.9)	(5.0)	23.4	—	—	—	(6.5)
2001 Production	(222.3)	(35.3)	(32.4)	—	—	—	(290.0)
Proved reserves at December 31, 2001	2,052.6	267.3	1,112.1	—	—	—	3,432.0
Discoveries, additions and extensions	283.1	14.0	11.7	—	—	220.0	528.8
Purchase of reserves	31.5	0.4	—	—	—	—	31.9
Sale of reserves	(26.7)	—	—	—	—	—	(26.7)
Net revisions and transfers	(110.8)	(4.3)	(122.6)	—	—	—	(237.7)
2002 Production	(243.6)	(39.5)	(32.3)	—	—	—	(315.4)
Proved reserves at December 31, 2002	1,986.1	237.9	968.9	—	—	220.0	3,412.9
PROVED DEVELOPED
December 31, 1999	1,508.4	330.7	163.3	—	—	—	2,002.4
December 31, 2000	1,568.4	215.9	120.0	—	—	—	1,904.3
December 31, 2001	1,804.7	213.8	252.0	—	—	—	2,270.5
December 31, 2002	1,746.9	210.0	471.6	—	—	—	2,428.5

(1)	Net reserves are after deducting royalties. See note 1(g) of the Consolidated Financial Statements for additional disclosure regarding royalties.
(2)	North American net proved reserves exclude synthetic crude oil reserves: 2000 — 36.9 mmbbls; 2001 — 36.4 mmbbls; 2002 — 36.7 mmbbls.